Exhibit 99.2

Item 1.	Unaudited Financial Statements

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(In millions)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents ($8 and $8 attributable to our VIEs)	$2,677	$1,755
Restricted cash	119	117
Receivables, net	389	437
Due from affiliates, net	54	41
Prepayments and other current assets ($5 and $4 attributable to our VIEs)	182	174
Inventories	34	35
Assets held for sale	29	50

Total current assets	3,484	2,609
Property and equipment, net ($202 and $212 attributable to our VIEs)	14,836	14,976
Goodwill	4,011	4,012
Intangible assets other than goodwill	2,772	2,824
Restricted cash	10	12
Deferred income taxes	2	2
Deferred charges and other assets ($24 and $26 attributable to our VIEs)	865	910

Total assets	$25,980	$25,345

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($94 and $97 attributable to our VIEs)	$373	$444
Accrued expenses and other current liabilities ($2 and $2 attributable to our VIEs)	1,229	1,323
Interest payable	137	33
Contract liabilities	153	178
Current portion of financing obligations	24	21
Current portion of long-term debt	876	64

Total current liabilities	2,792	2,063
Financing obligations	10,096	10,070
Long-term debt	8,793	8,478
Deferred income taxes	598	555
Deferred credits and other liabilities ($18 and $18 attributable to our VIEs)	1,370	1,968

Total liabilities	23,649	23,134

Commitments and contingencies (Note 7)
Stockholders’ equity
Caesars stockholders’ equity	2,257	2,131
Noncontrolling interests	74	80

Total stockholders’ equity	2,331	2,211

Total liabilities and stockholders’ equity	$25,980	$25,345

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019
Revenues
Casino	$958	$1,083
Food and beverage	330	398
Rooms	317	386
Other revenue	163	181
Management fees	9	15
Reimbursed management costs	51	52

Net revenues	1,828	2,115

Operating expenses
Direct
Casino	590	618
Food and beverage	258	269
Rooms	115	117
Property, general, administrative, and other	488	460
Reimbursable management costs	51	52
Depreciation and amortization	256	247
Impairment of tangible and other intangible assets	65	—
Corporate expense	50	83
Other operating costs	21	29

Total operating expenses	1,894	1,875

Income/(loss) from operations	(66)	240
Interest expense	(333)	(349)
Other income/(loss)	641	(138)

Income/(loss) before income taxes	242	(247)
Income tax benefit/(provision)	(54)	29

Net income/(loss)	188	(218)
Net loss attributable to noncontrolling interests	1	1

Net income/(loss) attributable to Caesars	$189	$(217)

Earnings/(loss) per share - basic and diluted (see Note 10)
Basic earnings/(loss) per share	$0.28	$(0.32)
Diluted loss per share	$(0.36)	$(0.32)
Weighted-average common shares outstanding - basic	682	670
Weighted-average common shares outstanding - diluted	837	670
Comprehensive income/(loss)
Foreign currency translation adjustments	$(19)	$—
Change in fair market value of interest rate swaps, net of tax	(52)	(17)
Other	—	2

Other comprehensive loss, net of income taxes	(71)	(15)

Comprehensive income/(loss)	117	(233)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	5	2

Comprehensive loss attributable to noncontrolling interests	6	3

Comprehensive income/(loss) attributable to Caesars	$123	$(230)

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Caesars Stockholders’ Equity
(In millions)	Common Stock	Treasury Stock	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Caesars Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance as of December 31, 2019	$7	$(510)	$14,262	$(11,567)	$(61)	$2,131	$80	$2,211
Net income/(loss)	—	—	—	189	—	189	(1)	188
Stock-based compensation	—	(3)	11	—	—	8	—	8
Other comprehensive loss, net of tax	—	—	—	—	(66)	(66)	(5)	(71)
Other	—	—	—	(5)	—	(5)	—	(5)

Balance as of March 31, 2020	$7	$(513)	$14,273	$(11,383)	$(127)	$2,257	$74	$2,331

Balance as of December 31, 2018	$7	$(485)	$14,124	$(10,372)	$(24)	$3,250	$88	$3,338
Net loss	—	—	—	(217)	—	(217)	(1)	(218)
Stock-based compensation	—	(5)	21	—	—	16	—	16
Other comprehensive loss, net of tax	—	—	—	—	(13)	(13)	(2)	(15)
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	—	—	(2)	(2)
Other	—	3	—	—	—	3	—	3

Balance as of March 31, 2019	$7	$(487)	$14,145	$(10,589)	$(37)	$3,039	$83	$3,122

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2020	2019
Cash flows provided by/(used in) operating activities	$(20)	$255

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(184)	(218)
Proceeds from the sale and maturity of investments	9	5
Payments to acquire investments	—	(7)
Other	—	2

Cash flows used in investing activities	(175)	(218)

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	1,138	—
Repayments of long-term debt and revolving credit facilities	(16)	(116)
Proceeds from the issuance of common stock	1	—
Taxes paid related to net share settlement of equity awards	(3)	(5)
Financing obligation payments	(3)	(5)
Distributions to noncontrolling interest owners	—	(2)

Cash flows provided by/(used in) financing activities	1,117	(128)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	922	(91)
Cash, cash equivalents, and restricted cash, beginning of period	1,884	1,657

Cash, cash equivalents, and restricted cash, end of period	$2,806	$1,566

Supplemental Cash Flow Information:
Cash paid for interest	$201	$231
Cash received/(paid) for income taxes	(1)	2
Non-cash investing and financing activities:
Change in accrued capital expenditures	(36)	(7)

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In this filing, the name “CEC” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities (“VIEs”), unless otherwise stated or the context otherwise requires. The words “Company,” “Caesars,” “Caesars Entertainment,” “we,” “our,” and “us” refer to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

This Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”). Capitalized terms used but not defined in this Form 10-Q have the same meanings as in the 2019 Annual Report.

We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”

Note 1 — Description of Business

Organization

CEC is primarily a holding company with no independent operations of its own. Caesars Entertainment operates the business primarily through its wholly owned subsidiaries CEOC, LLC (“CEOC LLC”) and Caesars Resort Collection, LLC (“CRC”). As of March 31, 2020, Caesars Entertainment has a total of 51 properties in 13 U.S. states and five countries outside of the U.S., including 49 casino properties. Nine casinos are in Las Vegas, which represented 45% of net revenues for the three months ended March 31, 2020. In addition to our properties, other domestic and international properties, including Harrah’s Northern California, are authorized to use the brands and marks of Caesars Entertainment Corporation.

We lease certain real property assets from third parties, including VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”).

Effect of the COVID-19 Public Health Emergency

A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. On March 13, 2020, the President of the United States issued a proclamation declaring a national emergency concerning COVID-19. As a result of the COVID-19 public health emergency, we began to receive directives from various governmental and tribal bodies for the closure of certain properties, and consistent with such directives, on March 17, 2020, we announced the temporary shutdown of our owned properties in North America. When required by governmental bodies, our international properties also shut down following such directives. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. Our properties remained closed as of March 31, 2020, and as a result, the COVID-19 public health emergency continues to affect our business significantly. There is significant uncertainty as to the length of time for which these closures will remain in effect. Furthermore, there can be no assurance even after reopening as to the time required for our operations to recover to levels prior to these closures, or whether future closures related to COVID-19 could occur.

The COVID-19 public health emergency has had significant and far-reaching effects on our business and our industry. In addition to the lost revenues from the closure of our properties, we also observed a significant increase in postponements and cancellations, specifically in our Las Vegas region, of convention reservations during the quarter ended March 31, 2020, as well as convention reservations in the second and third quarters of 2020. In addition, many of our entertainment venues have canceled or postponed scheduled performances (see Note 11 for further discussion). Further, some of our tenants have requested temporary rent relief in the form of extended payment periods. We have also made efforts to reach agreements with our vendors for extended payment terms. The interruptions in our business have reduced our revenues and projected revenues across most of our revenue streams. However, our online and mobile games continue to operate and provide entertainment for our customers at home.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

To manage the business through this period of uncertainty, we took steps to begin operating with a smaller, targeted workforce that is focused on maintaining basic operations while our properties remain closed. On April 2, 2020, we announced furloughs that would affect approximately 90% of our employees at our domestic, owned properties in North America as well as our corporate employees. As part of our ongoing efforts, we also took steps to support our employees through the effects of these difficult actions (see Note 7 for further discussion).

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. Two provisions of the CARES Act will serve to aid the Company’s liquidity position, the employee retention credit and the deferral of employer-related FICA taxes.

First, the employee retention credit provides employers a refundable federal tax credit equal to 50% of the first $10,000 of qualified wages and benefits paid to employees while they are not performing services after March 12, 2020 and before January 1, 2021. Contributions to qualified medical plans also constitute creditable amounts. The credit is available to offset all federal employment withholdings owed in a particular quarter including both the employer and employee share of social security, Medicare taxes and withholdings for federal income taxes. To the extent that the credit exceeds employment withholdings, the employer may request a refund of prior taxes paid.

Second, employers are permitted to defer the employer share of social security taxes otherwise owed on dates beginning March 27, 2020 and ending December 31, 2020. Half of the total deferred payments are payable on December 31, 2021 and the remaining half are payable on December 31, 2022. The Company intends to take full advantage of this tax deferral provision. The amount of the deferral is based on wages paid from April through December, which we are unable to estimate at this time. See Note 7 for additional discussion of the CARES Act.

As a precautionary measure, on March 16, 2020, we announced that we had fully drawn the remaining available amounts under each of the CRC Revolving Credit Facility and CEOC Revolving Credit Facility in order to increase our cash position and preserve liquidity and financial flexibility in light of the uncertainty and general volatility in the global financial markets. In accordance with the terms of each of the revolving credit facilities, the proceeds from these borrowings may be used in the future for working capital, general corporate or other purposes permitted by each of the revolving credit facilities. The amounts drawn under these revolving credit facilities are subject to financial covenants which are sensitive to EBITDA. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenants thereunder. We are in process of obtaining waivers for these financial covenants through September 30, 2021; however, they are not yet in place (see Note 8 for further discussion). As a result, for liquidity modeling purposes we have assumed that a required repayment of $826 million of the revolver borrowing will be repaid within the next twelve months.

As an added measure, we are also in the process of obtaining relief for certain minimum capital expenditure requirements under our lease agreements. Although we expect such relief to be granted, we have not assumed a reduction in our capital expenditures for liquidity modeling purposes.

After considering the measures that we have taken in order to maintain our basic operations while our properties remain closed, we estimate incurring approximately $9.0 million to $9.5 million per day of cash outflows which include operating expenses, rent, interest, debt service, and capital expenditures. Until our operations resume, we expect to continue to incur such cash operating expenses which will result in negative cash flows from operations. As more fully described in Note 5, management has considered multiple scenarios with which our properties begin to reopen and profitability returns. Based on the assumptions in these scenarios, we believe our current liquidity is sufficient to support our operations for the next 12 months. However, these significant assumptions are highly subject to uncertainty and change related to events outside of our control, specifically as to when our properties may be allowed to open, at what levels of capacity, and customer demand.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The uncertain duration of government or tribe-mandated closures of our properties and the overall deterioration of general economic conditions have materially affected significant inputs that are used to determine the fair value of certain of our indefinite-lived assets including goodwill. Accordingly, during the three months ended March 31, 2020, we recorded impairments to certain intangible assets. See Note 5 for further discussion.

In preparation of reopening, we continue to take cautionary actions in response to the COVID-19 public health emergency. First and foremost, we are focusing on the health and safety of our employees. We have implemented real time changes in operating procedures to accommodate social distancing guidelines. We have enhanced security measures at many of our properties while they are closed and implemented additional cleaning and disinfection procedures in order to maintain healthy and secure operating environments, which we expect to continue for the foreseeable future.

We continue to monitor the rapidly evolving situation and guidance from domestic and international authorities, including federal, state and local public health authorities, and may take additional actions based on such authorities’ recommendations. In these circumstances, there may be developments outside of our control that require us to adjust our operating plan. Given the dynamic nature of this situation, the full extent of the effects of the COVID-19 public health emergency on our future financial condition, results of operations or cash flows is highly uncertain.

For a more extensive discussion of the possible impacts of the COVID-19 public health emergency on our business, financial condition and results of operations, please refer to “Risk Factors” in Part II, Item 1A of this report.

Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.

On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close mid-2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc.

Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by Eldorado in respect of outstanding shares of common stock of Caesars (“Caesars Common Stock”) will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 (the “Ticking Fee”) for each day from March 25, 2020 until the closing date of the Merger (the “Closing Date”), multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes 8,327,528 shares being held in escrow trust as of May 6, 2020 to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under Caesars stock plans or conversion of the CEC Convertible Notes (as defined below) (the “Aggregate Cash Amount”); and (b) a number of shares of common stock of Eldorado (“Eldorado Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Eldorado Share Amount”). Each holder of shares of Caesars Common Stock will be entitled to elect to receive, for each share of Caesars Common Stock held by such holder, either an amount of cash or a number of shares of Eldorado Common Stock, with value (based on the Eldorado Common Stock VWAP, as defined below) equal to the Per Share Amount. The “Per Share Amount” is equal to (a) (i) the Aggregate Cash Amount, plus (ii) the product of (A) the Aggregate Eldorado Share Amount and (B) the volume weighted average price of a share of Eldorado Common Stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated Closing Date to the closing of trading on the second to last trading day prior to the anticipated Closing Date (the “Eldorado Common Stock VWAP”), divided by (b) the Aggregate Caesars Share Amount.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Elections by Caesars stockholders are subject to proration such that the aggregate amount of cash paid in exchange for outstanding shares of Caesars Common Stock in the Merger will not exceed the Aggregate Cash Amount and the aggregate number of shares of Eldorado Common Stock issued in exchange for shares of Caesars Common Stock in the Merger will not exceed the Aggregate Eldorado Share Amount. Based on the number of shares of Eldorado Common Stock and Caesars Common Stock, and the principal amount of the CEC Convertible Notes, outstanding as of March 31, 2020, and assuming the Merger occurred on that date, Caesars stockholders who receive shares of Eldorado Common Stock in exchange for their shares of Caesars Common Stock in the Merger and holders of the CEC Convertible Notes (assuming that all CEC Convertible Notes are converted immediately following consummation of the Merger into $8.42 in cash (which incorporates the Ticking Fee for each day from March 25, 2020 until March 31, 2020) and 0.0899 shares of Eldorado Common Stock for each share of Caesars Common Stock into which such CEC Convertible Notes were convertible immediately prior to the Merger) would be issued an aggregate of approximately 77 million shares of Eldorado Common Stock and would hold approximately 49.8%, in the aggregate, of the issued and outstanding shares of Eldorado Common Stock.

Outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement. Upon completion of the Merger, any unexercised, vested, in-the-money stock options that are outstanding will be canceled in exchange for the Per Share Amount (or applicable portion thereof) in cash, reduced by the applicable exercise price. Unvested service-vesting stock options and restricted stock units will be converted into stock options and restricted stock units for Eldorado Common Stock and will retain their original vesting schedules. Performance-based stock options are expected to be canceled in connection with the consummation of the Merger. Performance stock units that are subject to total stockholder return performance-vesting conditions will be converted into performance stock units for Eldorado Common Stock and will continue to vest in accordance with their original terms, except the total stockholder return vesting conditions will be adjusted to be based on Eldorado’s total stockholder return performance. Performance stock units that are tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) performance conditions will vest at closing and be exchanged for the Per Share Amount (or applicable portion thereof) in cash. For EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of performance achieved during the year in which the closing occurs, such vesting will be based on performance of applicable goals through the end of the month prior to the close and extrapolated through the remainder of the performance period and for EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of a performance period that has not yet commenced as of the Closing Date, such vesting will be based on target-level performance.

The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Caesars’ and Eldorado’s obligation to consummate the Merger remains subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of required regulatory approvals and other customary closing conditions. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing the CEC Convertible Notes, have been satisfied.

The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated in certain circumstances relating to entry by Caesars into an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. The Merger Agreement also provides that Eldorado will be obligated to pay a termination fee of approximately $836.8 million to Caesars if the Merger Agreement is terminated (i) due to a law or order relating to gaming or antitrust laws that prohibits or permanently enjoins the consummation of the transactions, (ii) because the required regulatory approvals were not obtained prior to June 24, 2020 (subject to automatic extension to a date no later than December 24, 2020 upon satisfaction of certain conditions to extension set forth in the Merger Agreement) or (iii) due to Eldorado willfully and materially breaching certain obligations with respect to the actions required to be taken by Eldorado to obtain required antitrust approvals.

Pursuant to the terms of the indenture governing the CEC Convertible Notes, on November 27, 2019, Caesars entered into a supplemental indenture to provide for conversion of the CEC Convertible Notes at and after the effective time of the Merger into

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

the weighted average, per share of Caesars Common Stock, of the types and amounts of the merger consideration received by holders of Caesars Common Stock who affirmatively make a merger consideration election (or, if no holders of Caesars Common Stock make such an election, the types and amounts of merger consideration actually received by such holders of Caesars Common Stock).

Potential Divestitures

We are considering divestiture opportunities for non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value for such properties.

Note 2 — Basis of Presentation and Principles of Consolidation

Basis of Presentation and Use of Estimates

The accompanying unaudited consolidated condensed financial statements of Caesars have been prepared under the rules and regulations of the Securities and Exchange Commission applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2020 fiscal year.

GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.

Reportable Segments

We view each property as an operating segment and aggregate all such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S., and (iii) All Other, which is consistent with how we manage the business. See Note 15.

Cash, Cash Equivalents, and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the Statements of Cash Flows.

(In millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$2,677	$1,755
Restricted cash, current	119	117
Restricted cash, non-current	10	12

Total cash, cash equivalents, and restricted cash	$2,806	$1,884

Consolidation of Subsidiaries and Variable Interest Entities

Our consolidated financial statements include the accounts of Caesars Entertainment and its subsidiaries after elimination of all intercompany accounts and transactions.

We consolidate all subsidiaries in which we have a controlling financial interest and VIEs for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for as investments in equity securities.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material effect to our financial statements.

Consolidation of Korea Joint Venture

CEC has a joint venture to acquire, develop, own, and operate a casino resort project in Incheon, South Korea (the “Korea JV”). We determined that the Korea JV is a VIE and CEC is the primary beneficiary, and therefore, we consolidate the Korea JV into our financial statements. As of March 31, 2020, the construction schedule for the project has been delayed and discussions regarding the project costs between us and our JV partner remain ongoing. On February 11, 2020, the primary subcontractor notified us that construction on the project has ceased pending resolution of the go-forward options as explained below. In addition, the external debt financing by the Korea JV has also been delayed, which has affected the timing of equity capital contributions by us, and our joint venture partner, in accordance with our joint venture agreement. We are currently in discussions with our joint venture partner regarding the project costs and financing plan for the project and are evaluating all of our options under the terms of the joint venture agreement. Possible outcomes include completing the project and related financing as originally budgeted, adding an additional equity partner, selling all, or part, of the parties’ ownership interest in the Korea JV, liquidating the joint venture or taking any other steps including those that we may agree with our joint venture partner. These possible outcomes could result in a material impairment of assets of the Korea JV and could also change our conclusion that we are the primary beneficiary of the joint venture, which could result in a material charge upon deconsolidation of the joint venture. As reported by the joint venture and consolidated in our financial statements, as of March 31, 2020, total net assets of $125 million were primarily composed of property and equipment recorded at cost basis, net of construction payable, of which we have a 50% interest.

Emerald Resort & Casino, South Africa Disposition

In May 2019, we entered into an initial agreement to sell Emerald Resort & Casino located in South Africa, in which we own a 70% interest while the remaining 30% is owned by local minority partners. During 2020, the original agreement expired and we began negotiations for a revised sales price due to deterioration of the market in South Africa. The property closure, the uncertainty of the timing of reopening, and the recovery period resulting from the COVID-19 public health emergency have further affected these negotiations. As a result, we have recorded a corresponding valuation allowance of $9 million related to the Assets held for sale on our Balance Sheet. This charge has been recorded in Other income/(loss) on our Statements of Operations for the three months ended March 31, 2020. The following table summarizes assets and liabilities classified as held for sale within our All Other segment.

(In millions)	March 31, 2020
Cash and cash equivalents	$4
Property and equipment, net	20
Goodwill	5
Intangible assets other than goodwill	7
Other	2
Less: valuation allowance	(9)

Assets held for sale	$29

Current liabilities	$2
Deferred credits and other liabilities	3

Liabilities held for sale included in Accrued expenses and other current liabilities	$5

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Harrah’s Reno Disposition

We lease certain real property assets for Harrah’s Reno from VICI. In December 2019, Caesars and VICI entered into an agreement to sell Harrah’s Reno to an affiliate of CAI Investments for $50 million. The proceeds of the transaction are expected to be split 75% to VICI and 25% to Caesars, while the annual rent payments under the Non-CPLV Master Lease between Caesars and VICI will remain unchanged. These assets and liabilities are not presented as held for sale in our Balance Sheets as the sale is contingent upon the closing of the Merger.

Bally’s Atlantic City Hotel & Casino Disposition

We lease certain real property assets for Bally’s Atlantic City Hotel & Casino (“Bally’s Atlantic City”) from VICI. In April 2020, Caesars and VICI entered into agreements to sell the operations of Bally’s Atlantic City and the real property on which it is located to Twin River Worldwide Holding, Inc. for approximately $25 million, which we expect to close within the next twelve months, subject to regulatory approvals and other closing conditions. Caesars will receive approximately $6 million from the sale and VICI will receive approximately $19 million from the sale, while the annual payments under the Non-CPLV Master Lease between Caesars and VICI will remain unchanged. In association with this sale, we recorded an impairment charge to Property and equipment, net in the amount of $33 million during the three months ended March 31, 2020 as the carrying value was higher than the fair value. Bally’s Atlantic City is included in our Other U.S. segment.

Note 3 — Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).

Effective January 1, 2020, we adopted the following Accounting Standards Updates (“ASU”), none of which had a material effect on our financial statements:

•	ASU 2018-18, Collaborative Arrangements

•	ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software

•	ASU 2018-13, Fair Value Measurement

•	ASU 2016-13, Financial Instruments - Credit Losses

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following ASUs were not effective as of March 31, 2020:

New Developments

Reference Rate Reform - ASU 2020-04: Amended guidance is intended to provide relief to the companies that have contracts, hedging relationships or other transactions that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate which is expected to be discontinued because of reference rate reform. The amendments provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions if certain criteria are met. The amendments in this update are effective as of March 12, 2020 through December 31, 2022. The amendments in this update may be applied as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.

Previously Disclosed

Income Taxes - ASU 2019-12: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change effect in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.

Note 4 — Property and Equipment

(In millions)	March 31, 2020	December 31, 2019
Land	$4,211	$4,218
Buildings, riverboats, and leasehold and land improvements	12,454	12,022
Furniture, fixtures, and equipment	1,804	1,762
Construction in progress	327	706

Total property and equipment	18,796	18,708
Less: accumulated depreciation	(3,960)	(3,732)

Total property and equipment, net	$14,836	$14,976

Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Depreciation Expense and Capitalized Interest

	Three Months Ended March 31,
(In millions)	2020	2019
Depreciation expense	$238	$229
Capitalized interest	8	5

Note 5 — Goodwill and Other Intangible Assets

Changes in Carrying Value of Goodwill and Other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2019	$270	$4,012	$2,554
Amortization	(18)	—	—
Impairments	—	—	(32)
Other	—	(1)	(2)

Balance as of March 31, 2020 (1)	$252	$4,011	$2,520

(1)

In addition to the reporting units disclosed in our annual report on Form 10-K, an additional reporting unit within our Other U.S. Segment with $39 million of associated goodwill has a negative carrying value. The fair value of the reporting unit exceeds the carrying value.

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	March 31, 2020				December 31, 2019
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	0.8	$14	$(9)	$5	$14	$(8)	$6
Customer relationships	3.3	1,070	(835)	235	1,070	(819)	251
Contract rights	4.7	3	(2)	1	3	(2)	1
Gaming rights and other	4.2	43	(32)	11	43	(31)	12

		$1,130	$(878)	252	$1,130	$(860)	270

Non-amortizing intangible assets
Trademarks				776			776
Gaming rights				1,491			1,525
Caesars Rewards				253			253

				2,520			2,554

Total intangible assets other than goodwill				$2,772			$2,824

Due to the adverse effect of the COVID-19 public health emergency on the global economy and financial markets and the resulting closure of our properties beginning in mid-March 2020, including the resulting negative operating cash flows, we revised our expected future cash flows from our properties. While the disruption caused by the COVID-19 public health emergency is expected to be temporary, it has significantly affected our projected future cash flows, which is an indication of potential impairment within our reporting units.

To test for potential impairments of our goodwill and other intangible assets, we utilized an income approach which is sensitive to the Company’s projected future cash flows. Significant assumptions and estimates that we have utilized to project our future cash flows include the dates upon which our properties will reopen and the estimated time needed for our operations to recover to levels prior to the COVID-19 public health emergency. Our projections consider various scenarios as to when our properties begin to open, such as towards the end of the second quarter of 2020 or in the third quarter of 2020. Our scenarios also consider

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

recovery rates that assume that our properties gradually return to operating levels experienced prior to the COVID-19 public health emergency over the course of 1 to 3 years. We are uncertain of the likelihood of any of these scenarios over any others and, accordingly, have applied equal weighting to them to develop our estimate. The discount rate utilized incorporates the additional return a market participant would require for the high degree of uncertainty related to the future cash flows.

As a result of our estimate, we recognized an impairment charge related to gaming rights of $32 million related to two of our properties in our Other U.S. segment during the three months ended March 31, 2020 which has been recorded within Impairment of tangible and other intangible assets on our Statement of Operations.

These significant assumptions are highly subject to uncertainty and to change, including factors which may be outside of our control (such as the dates upon which our properties are allowed to reopen). We may record material impairments in the future if these assumptions change or events develop or progress other than as we assumed.

Note 6 — Fair Value Measurements

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
March 31, 2020
Assets
Government bonds	$4	$—	$4	$—

Total assets at fair value	$4	$—	$4	$—

Liabilities
Derivative instruments - interest rate swaps	$134	$—	$134	$—
Derivative instruments - CEC Convertible Notes	308	—	308	—
Disputed claims liability	30	—	30	—

Total liabilities at fair value	$472	$—	$472	$—

December 31, 2019
Assets
Government bonds	$13	$—	$13	$—

Total assets at fair value	$13	$—	$13	$—

Liabilities
Derivative instruments - interest rate swaps	$69	$—	$69	$—
Derivative instruments - CEC Convertible Notes	944	—	944	—
Disputed claims liability	51	—	51	—

Total liabilities at fair value	$1,064	$—	$1,064	$—

Government Bonds

Investments primarily consist of debt securities held by our captive insurance entities that are traded in active markets, have readily determined market values, and have maturity dates of greater than three months from the date of purchase. These investments primarily represent collateral for several escrow and trust agreements with third-party beneficiaries and are recorded in Deferred charges and other assets while a portion is included in Prepayments and other current assets in our Balance Sheets.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Derivative Instruments

We do not purchase or hold any derivative financial instruments for trading purposes.

CEC Convertible Notes - Derivative Liability

On October 6, 2017, CEC issued $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”) pursuant to the Indenture, dated as of October 6, 2017.

The CEC Convertible Notes are convertible at the option of holders into a number of shares of CEC common stock that is equal to approximately 0.139 shares of CEC common stock per $1.00 principal amount of CEC Convertible Notes, which is equal to an initial conversion price of $7.19 per share. If all the shares were issued on October 6, 2017, they would have represented approximately 17.9% of the shares of CEC common stock outstanding on a fully diluted basis. The holders of the CEC Convertible Notes can convert them at any time after issuance. CEC can convert the CEC Convertible Notes beginning in October 2020 if the last reported sale price of CEC common stock equals or exceeds 140% of the conversion price for the CEC Convertible Notes in effect on each of at least 20 trading days during any 30 consecutive trading day period. As of March 31, 2020, an immaterial amount of the CEC Convertible Notes were converted into shares of CEC common stock. An aggregate of 156 million shares of CEC common stock are issuable upon conversion of the CEC Convertible Notes, of which 151 million shares are net of amounts held by CEC. As of March 31, 2020, the remaining life of the CEC Convertible Notes is approximately 4.5 years.

Management analyzed the conversion features for derivative accounting consideration under ASC Topic 815, Derivatives and Hedging, (“ASC 815”) and determined that the CEC Convertible Notes contain bifurcated derivative features and qualify for derivative accounting. In accordance with ASC 815, CEC has bifurcated the conversion features of the CEC Convertible Notes and recorded a derivative liability. The CEC Convertible Notes derivative features are not designated as hedging instruments. The derivative features of the CEC Convertible Notes are carried on CEC’s Balance Sheet at fair value in Deferred credits and other liabilities. The derivative liability is marked-to-market each measurement period and the changes in fair value as a result of fluctuations in the share price of our common stock resulted in a gain of $636 million and a loss of $162 million, which were recorded as a component of Other income/(loss) for the three months ended March 31, 2020 and 2019, respectively, in the Statements of Operations. The derivative liability associated with the CEC Convertible Notes will remain in effect until such time as the underlying convertible notes are exercised or terminated and the resulting derivative liability will be transitioned from a liability to equity as of such date.

Valuation Methodology

The CEC Convertible Notes have a face value of $1.1 billion, an initial term of 7 years, a coupon rate of 5%.

As of March 31, 2020 and December 31, 2019, we estimated the fair value of the CEC Convertible Notes using a market-based approach that incorporated the value of both the straight debt and conversion features of the notes. The valuation model incorporated actively traded prices of the CEC Convertible Notes as of the reporting date, and assumptions regarding the incremental cost of borrowing for CEC. The key assumption used in the valuation model is the actively traded price of CEC Convertible Notes and the incremental cost of borrowing is an indirectly observable input. The fair value for the conversion features of the CEC Convertible Notes is classified as Level 2 measurement.

Key Assumptions as of March 31, 2020 and December 31, 2019:

•	Actively traded price of CEC Convertible Notes - $109.40 and $192.55, respectively

•	Incremental cost of borrowing - 11.5% and 4.0%, respectively

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Interest Rate Swap Derivatives

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of March 31, 2020, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense at settlement. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

The major terms of the interest rate swap agreements as of March 31, 2020 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of March 31, 2020	Maturity Date
12/31/2018	250	2.274%	1.603%	12/31/2022
12/31/2018	200	2.828%	1.603%	12/31/2022
12/31/2018	600	2.739%	1.603%	12/31/2022
1/1/2019	250	2.153%	1.603%	12/31/2020
1/1/2019	250	2.196%	1.603%	12/31/2021
1/1/2019	400	2.788%	1.603%	12/31/2021
1/1/2019	200	2.828%	1.603%	12/31/2022
1/2/2019	250	2.172%	1.603%	12/31/2020
1/2/2019	200	2.731%	1.603%	12/31/2020
1/2/2019	400	2.707%	1.603%	12/31/2021

Valuation Methodology

The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.

Financial Statement Effect

The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a loss of $65 million and $21 million during the three months ended March 31, 2020 and 2019, respectively. AOCI reclassified to Interest expense on the Statements of Operations was $7 million for the three months ended March 31, 2020. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $64 million.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Accumulated Other Comprehensive Income/(Loss)

The changes in AOCI by component, net of tax, for the quarterly periods through March 31, 2020 and 2019 are shown below.

(In millions)	Unrealized Net Gains/(Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Other	Total
Balances as of December 31, 2019	$(54)	$(7)	$—	$(61)

Other comprehensive loss before reclassifications	(59)	(14)	—	(73)
Amounts reclassified from accumulated other comprehensive loss	7	—	—	7

Total other comprehensive loss, net of tax	(52)	(14)	—	(66)

Balances as of March 31, 2020	$(106)	$(21)	$—	$(127)

Balances as of December 31, 2018	$(13)	$(9)	$(2)	$(24)

Other comprehensive income/(loss) before reclassifications	(17)	2	2	(13)

Total other comprehensive income/(loss), net of tax	(17)	2	2	(13)

Balances as of March 31, 2019	$(30)	$(7)	$—	$(37)

Disputed Claims Liability

CEC and Caesars Entertainment Operating Company, Inc. (“CEOC”) deposited cash, CEC common stock, and CEC Convertible Notes into an escrow trust to be distributed to satisfy certain remaining unsecured claims (excluding debt claims) as they become allowed (see Note 7). We have estimated the fair value of the remaining liability of those claims. As of March 31, 2020, the fair value of the Disputed claims liability is classified as Level 2.

For the three months ended March 31, 2020 and 2019, the changes in fair value related to the disputed claims liability was a gain of $21 million and a loss of $6 million, respectively, which were recorded as components of Other income/(loss) in the Statements of Operations.

Note 7 — Litigation, Contractual Commitments, and Contingent Liabilities

Litigation

Caesars is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

Litigation Relating to the Merger

On September 5, 2019, a complaint was filed against Caesars and each member of the Caesars’ board of directors (the “Caesars Board”) in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01656, alleged violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint, (ii) if the

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Merger is consummated, rescission of the Merger or rescissory damages and (iii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Stein complaint was voluntarily dismissed.

On September 9, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board, Eldorado and Merger Sub in the United States District Court for the District of Delaware. The lawsuit, captioned Palkon v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01679, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars and/or Eldorado violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought, among other things, (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Palkon complaint was voluntarily dismissed.

On September 12, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the United States District Court for the District of Delaware. The lawsuit, captioned Gershman v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01720, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to (i) disclose certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) disclose certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) obtain a proper valuation for Caesars. The plaintiff sought (i) to enjoin the defendants from proceeding with filing an amendment to the Eldorado S-4 (as defined below) and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Gershman complaint was voluntarily dismissed.

On September 13, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the Eighth Judicial District Court for Clark County, Nevada. The lawsuit, captioned Cazer v. Caesars Entertainment Corp., et al., Civil Action No. A-19-801900-C, asserted claims for breach of fiduciary duties against the Caesars Board and aiding and abetting breach of fiduciary duties against Caesars in connection with the Merger. The complaint alleged, among other things, that the members of the Caesars Board breached their fiduciary duties, and Caesars aided and abetted such breaches of fiduciary duties, by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to compel the defendants to exercise their fiduciary duties to Caesars stockholders in connection with the Merger in accordance with the information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 11, 2020, the Cazer complaint was voluntarily dismissed.

On October 18, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Yarbrough v. Caesars Entertainment Corp., et al., Case No. 1:19-cv-09650 (S.D.N.Y.), alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading definitive registration statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

disclose material information regarding: (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought: (i) to enjoin the shareholder vote on the Merger or consummation of the Merger; and (ii) rescission of the Merger, to the extent it closes. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On February 14, 2020, the Yarbrough complaint was voluntarily dismissed.

Contractual Commitments

During the three months ended March 31, 2020, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2019.

Extension of Casino Operating Contract and Ground Lease for Harrah’s New Orleans

On April 1, 2020, the Company and the State of Louisiana, by and through the Louisiana Gaming Control Board (the “LGCB”), entered into an Amended and Restated Casino Operating Contract (as amended by a First Amendment to the Amended and Restated Casino Operating Contract dated April 9, 2020, the “Casino Operating Contract”) to amend and restate the casino operating contract between the Company and the LGCB with respect to Harrah’s New Orleans to, among other things: (a) extend the term of the Company’s authority to conduct gaming operations at Harrah’s New Orleans for thirty (30) years to 2054; (b) require the Company to make (i) a capital investment of $325 million on or around Harrah’s New Orleans by July 15, 2024 (subject to extensions for force majeure events) (the “Capital Investment”), (ii) certain one-time payments totaling $65 million to the City of New Orleans (the “City”) and the State of Louisiana, (iii) annual payments totaling $9.4 million to the City and the State of Louisiana and (iv) an annual license payment of $3 million to the LGCB starting April 1, 2022; and (c) delay the date by which the Company must deliver certain payments to the State of Louisiana and the City primarily driven by the reopening date of the casino.

On April 3, 2020, the Company, New Orleans Building Corporation (“NOBC”) and the City (collectively, the “Ground Lease Parties”) entered into a Second Amended and Restated Lease Agreement (as amended by a letter agreement of the same date, the “Ground Lease”) to amend and restate the ground lease among the Ground Lease Parties with respect to Harrah’s New Orleans to, among other things: (a) require the Company to make (i) the Capital Investment, (ii) certain payments to the City as also required by the Casino Operating Contract and (iii) certain one-time payments totaling $28.5 million to NOBC; (b) increase the minimum amount of certain annual payments to be made by the Company to NOBC; (c) provide that NOBC approves (subject to the satisfaction of certain conditions) of (i) the consummation of the Merger and (ii) a sale-leaseback transaction between the Company and an affiliate of VICI Properties, L.P.; and (d) delay the date by which the Company must deliver certain payments to the City and NOBC primarily driven by the reopening date of the casino.

Exit Cost Accruals

As of March 31, 2020 and December 31, 2019, exit costs were included in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the accompanying Balance Sheets for accruals related to the following:

(In millions)	Accrual Obligation End Date	March 31, 2020	December 31, 2019
Iowa greyhound pari-mutuel racing fund	December 2021	$17	$17
Unbundling of electric service provided by NV Energy	February 2024	46	49

Total		$63	$66

In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Sports Sponsorship/Partnership Obligations

We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of March 31, 2020, obligations related to these agreements were $231 million with contracts extending through 2034. We recognize expenses in the period services are rendered in accordance with the various agreements. In addition, assets or liabilities may be recorded related to the timing of payments as required by the respective agreement.

Golf Course Use Agreement

On October 6, 2017, certain golf course properties were sold to VICI and CEOC LLC entered into a golf course use agreement (the “Golf Course Use Agreement”) with VICI over a 35-year term (inclusive of all renewal periods), pursuant to which we incur (i) an annual payment of $10 million subject to escalation, (ii) an annual use fee of $3 million, subject to escalation beginning in the second year, and (iii) per-round fees. All of these payments are guaranteed by CEC.

An obligation of $146 million is recorded in Deferred credits and other liabilities as of March 31, 2020, which represents the amount that the obligations of $10 million in annual payments to be made under the Golf Course Use Agreement exceeds the fair value of services being received.

Employee Furlough Benefits and the CARES Act Credit

Due to the government or tribe-mandated closures of our properties as a result of the COVID-19 public health emergency, on April 2, 2020, we announced that we would temporarily move to a smaller, targeted workforce focused on maintaining basic operations while our properties remain closed and that furloughs would affect approximately 90% of our employees at our domestic, owned properties in North America as well as our corporate employees. We paid two weeks of pay from the furlough notification date, after which the employees were allowed to use their annual allotted paid time off. For furloughed employees enrolled in the Caesars health benefit plans, we are paying 100% of health insurance premiums through the earlier of June 30, 2020, or the date that such employees return to work. We have accrued $131 million associated with these costs as of March 31, 2020, within Accrued expenses and other current liabilities.

As described in Note 1, the CARES Act provides for, among other things, economic relief for certain benefits paid to employees while they are not providing services during this interruption. Qualifying costs under the CARES Act are certain wages and benefits paid to employees who have no further service requirement. For the three months ended March 31, 2020, we have recorded a benefit of approximately $34 million within Property, general, administrative, and other on our Statements of Operations, which is based on qualifying wages and benefits paid to employees during the applicable closure period from mid-March through March 31, 2020.

Contingent Liabilities

Resolution of Disputed Claims

As previously disclosed in our 2019 Annual Report, CEOC and certain of its U.S. subsidiaries (collectively, the “Debtors”) emerged from bankruptcy and consummated their reorganization pursuant to their third amended joint plan of reorganization (the “Plan”) on October 6, 2017. Any unresolved claims filed in the bankruptcy will continue to be subject to the claims reconciliation process under the supervision of the Bankruptcy Court. CEOC LLC will continue the process of reconciling such claims to the amounts listed by the Debtors in their schedules of assets and liabilities, as amended. The amounts asserted by claimants that remain unresolved total approximately $137 million. We estimate the fair value of these claims to be approximately $30 million as of March 31, 2020, which is recorded in Accrued expenses and other current liabilities and is based on management’s estimate of the claim amounts that the Bankruptcy Court will ultimately allow and the fair value of the underlying CEC common stock and CEC Convertible Notes held in escrow for the purpose of resolving those claims. See Note 6.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Pursuant to the Plan, CEC and CEOC deposited cash, CEC common stock, and CEC Convertible Notes into an escrow trust to be distributed to satisfy certain remaining unsecured claims (excluding debt claims) as they become allowed. As claims are resolved, the claimants receive distributions of CEC common stock, cash or cash equivalents, and/or CEC Convertible Notes from the reserves on the same basis as if such distributions had been made on or about the Effective Date. To the extent that any of the reserved shares, cash, and convertible notes remain undistributed upon resolution of the remaining disputed claims, such amounts will be returned to CEC.

As of March 31, 2020, approximately $48 million in cash, 8 million shares of CEC common stock, and $32 million in principal value of CEC Convertible Notes remain in reserve for distribution to holders of disputed claims whose claims may ultimately become allowed in the escrow trust. The CEC common stock and CEC Convertible Notes held in the escrow trust are treated as not outstanding in CEC’s Financial Statements. We estimate that the number of shares, cash, and CEC Convertible Notes reserved is sufficient to satisfy the Debtors’ obligations under the Plan.

Caesars United Kingdom UKGC Investigation

In June 2019, the British Gambling Commission (the “Commission” or “UKGC”) informed Caesars Entertainment UK (“CEUK”) that it was initiating a license review of its British properties. The review relates to certain potential inadequacies in implementation of the CEUK Anti-Money Laundering policies and in CEUK’s social responsibility policy and customer monitoring. CEC has and continues to take the necessary steps to remedy the issues identified in its own review and disclosed to the Commission. On April 2, 2020, CEUK entered into a regulatory settlement for a £13 million (approximately $16 million) payment in lieu of a financial penalty and reimbursement of investigative costs to the Commission. This amount was previously accrued and is included as a liability in Accrued expenses and other current liabilities as of March 31, 2020.

Self-Insurance

We are self-insured for workers compensation and other risk insurance, as well as health insurance. Our total estimated self-insurance liability was $167 million and $163 million as of March 31, 2020 and December 31, 2019, respectively.

Due to the novel nature of the disruption resulting from the COVID-19 public health emergency, actuarial data is limited for determining its effect. The assumptions utilized by our actuaries are subject to significant uncertainty and if outcomes differ from these assumptions or events develop or progress in a negative manner, the Company could experience a material adverse effect and additional liabilities may be recorded in the future. Alternatively, as a result of the current work stoppages, a reduction of claims in future periods could be beneficial to our financial condition and results of operations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 8 — Debt

	March 31, 2020					December 31, 2019
(Dollars in millions)	Final Maturity	Rates		Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable	(1)	$975	$975	$—
CRC Term Loan	2024	variable	(2)	4,595	4,534	4,541
CEOC LLC Revolving Credit Facility	2022	variable	(3)	161	161	—
CEOC LLC Term Loan	2024	variable	(1)	1,216	1,216	1,218
Unsecured debt
CEC Convertible Notes	2024	5.00%		1,085	1,058	1,058
CRC Notes	2025	5.25%		1,700	1,672	1,672
Special Improvement District Bonds	2037	4.30%		53	53	53

Total debt				9,785	9,669	8,542
Current portion of long-term debt				(876)	(876)	(64)

Long-term debt				$8,909	$8,793	$8,478

Unamortized premiums, discounts and deferred finance charges					$116	$123
Fair value				$8,074

(1)	LIBOR plus 2.00%.
(2)	LIBOR plus 2.75%.
(3)	LIBOR plus 1.88%.

Annual Estimated Debt Service Requirements as of March 31, 2020

	Remaining	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$864	$49	$359	$49	$6,721	$1,743	$9,785
Estimated interest payments	380	440	410	350	340	100	2,020

Total debt service obligation (1)	$1,244	$489	$769	$399	$7,061	$1,843	$11,805

(1)

Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facilities. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated effect of the ten interest rate swap agreements (see Note 6). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt

The current portion of long-term debt as of March 31, 2020 and December 31, 2019 includes the principal payments on the term loans, repayments under our revolving credit facilities, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months. Because of our voluntary payment on the CEOC LLC term loan, we no longer have required payments; therefore, no CEOC LLC term loan payments are included in the current portion of long-term debt.

Fair Value

The fair value of debt has been calculated primarily based on the borrowing rates available as of March 31, 2020 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 and Level 2 in the fair value hierarchy.

Terms of Outstanding Debt

On March 16, 2020, in response to the COVID-19 public health emergency, as a precautionary measure, we announced that we had fully drawn the remaining available amounts under each of the CRC Revolving Credit Facility and CEOC Revolving Credit

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Facility. The total amount of the draw down was approximately $1.1 billion, a portion of which may be required to be repaid within the next twelve months. As of March 31, 2020, approximately $64 million of our revolving credit facilities were committed to outstanding letters of credit.

Borrowings under the revolving credit facilities are each subject to the provisions of the applicable credit facility agreements, which each have a contractual maturity of greater than one year. Borrowings on our revolvers are intended to satisfy short term liquidity needs, however, given the uncertainty as to the timing of our repayment, a portion of these borrowings are classified as long term based on the terms of the credit agreements. We have classified $826 million of our outstanding revolving credit facilities as current until waivers of our financial covenants, discussed below, are obtained.

Restrictive Covenants

The CRC Credit Agreement, CEOC LLC Credit Agreement, as amended, and the indentures related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the ability of CRC and certain of its subsidiaries, and CEOC LLC and certain of its subsidiaries, respectively, to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions. The indenture related to the CEC Convertible Notes contains covenants including negative covenants, which, subject to certain exceptions, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets, and make acquisitions.

The CRC Revolving Credit Facility and CEOC LLC Revolving Credit Facility include maximum first-priority net senior secured leverage ratio financial covenants of 6.35:1 and 3.50:1, respectively, which are applicable solely to the extent that certain testing conditions are satisfied. A covenant violation could result in a portion of our revolving credit facilities to be repaid within twelve months. As of March 31, 2020, we are in compliance with the covenants related to our debt instruments.

The calculation of the net senior secured leverage ratio for the CRC Revolving Credit Facility and the CEOC LLC Revolving Credit Facility is dependent on EBITDA, as defined by the respective agreement. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenants thereunder. Our lenders have agreed to waive these financial covenants through September 30, 2021, however, final approvals are not yet in place. The waivers will require us to maintain minimum cash amounts, including any such availability under our revolving credit facilities (the “Minimum Cash Requirement”). The CRC Revolving Credit Facility and CEOC Revolving Credit Facility will have a Minimum Cash Requirement of $200 million and $275 million, respectively.

Guarantees

The borrowings under the CRC Credit Agreement and CEOC LLC Credit Agreement, as amended, are guaranteed by the material, domestic, wholly owned subsidiaries of CRC and CEOC LLC, respectively, (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC or CEOC LLC, respectively, and their respective subsidiary guarantors serve as collateral for the respective borrowings.

The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.

Note 9 — Stockholders’ Equity

Share Repurchase Program

On May 2, 2018, the Company announced that our Board of Directors authorized a Share Repurchase Program (the “Repurchase Program”) to repurchase up to $500 million of our common stock. On August 10, 2018, the Company announced that our Board of Directors increased its share repurchase authorization to $750 million of our common stock. Repurchases may be made at the

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Company’s discretion from time to time on the open market or in privately negotiated transactions. The Repurchase Program has no time limit, does not obligate the Company to make any repurchases, and may be suspended for periods or discontinued at any time. Any shares acquired are available for general corporate purposes. There were no shares repurchased under the program during the three months ended March 31, 2020 and 2019. As of March 31, 2020, the maximum dollar value that may still be purchased under the program was $439 million.

Pursuant to the Merger Agreement, prior to the completion of the Merger or termination of the Merger Agreement, we may not, absent Eldorado’s prior written consent, repurchase shares of our common stock (subject to limited exceptions related to stock options or settlement of other awards and the CEC Convertible Notes).

Note 10 — Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing the applicable income amounts by the weighted-average number of shares of common stock outstanding. Diluted EPS is computed by dividing the applicable income amounts by the sum of weighted-average number of shares of common stock outstanding and dilutive potential common stock.

For a period in which Caesars generated a net loss, the weighted-average basic shares outstanding was used in calculating diluted loss per share because using diluted shares would have been anti-dilutive to loss per share.

Basic and Dilutive Net Earnings Per Share Reconciliation

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019
Net income/(loss) attributable to Caesars	$189	$(217)
Dilutive effect of CEC Convertible Notes, net of tax	(492)	—

Adjusted net loss attributable to Caesars	$(303)	$(217)

Weighted-average common shares outstanding - basic	682	670
Dilutive potential common shares: Stock-based compensation awards	4	—
Dilutive potential common shares: CEC Convertible Notes	151	—

Weighted-average common shares outstanding - diluted	837	670

Basic earnings/(loss) per share	$0.28	$(0.32)
Diluted loss per share	$(0.36)	$(0.32)

Weighted-Average Number of Anti-Dilutive Shares Excluded from Calculation of EPS

	Three Months Ended March 31,
(In millions)	2020	2019
Stock-based compensation awards	—	23
CEC Convertible Notes	—	151

Total anti-dilutive common stock	—	174

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 11 — Revenue Recognition

Receivables, net

(In millions)	March 31, 2020	December 31, 2019
Casino	$166	$186
Food and beverage and rooms (1)	59	65
Entertainment and other	47	82

Contract receivables, net	272	333
Real estate leases	12	16
Other	105	88

Receivables, net	$389	$437

(1)

A portion of this balance relates to lease receivables associated with revenue generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.

Contract Liabilities

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of December 31, 2019 (1)(2)	$70	$126	$196
Amount recognized during the period (3)	(28)	(163)	(191)
Amount deferred during the period	31	141	172

Balance as of March 31, 2020 (2)(4)	$73	$104	$177

(1)	$18 million included within Deferred credits and other liabilities as of December 31, 2019.
(2)	Includes lodging arrangement and convention contract liabilities. See “Lessor Arrangements” discussion below for further details.
(3)	Includes $17 million for Caesars Rewards and $59 million for Customer Advances recognized from the December 31, 2019 Contract liability balances.
(4)	$24 million included within Deferred credits and other liabilities as of March 31, 2020.

Due to closure directives from various governmental and tribal bodies and travel restrictions resulting from the COVID-19 public health emergency, all hotel room reservations affected by the property closures have been automatically canceled, with full refunds. In addition, convention reservations during the closure period have been automatically postponed. We have worked with our customers to reschedule these reservations timely following our return to operation. Shows at our entertainment venues have been canceled or postponed. Purchased tickets have been refunded for canceled shows or are available for use on the rescheduled date of the show.

Lessor Arrangements

Lodging Arrangements

Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the three months ended March 31, 2020 and 2019, we recognized approximately $317 million and $386 million, respectively, in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Conventions

Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during both the three months ended March 31, 2020 and 2019, we recognized approximately $15 million in lease revenue related to conventions.

Note 12 — Stock-Based Compensation

We maintain long-term incentive plans for management, other personnel, and key service providers. The plans allow for granting stock-based compensation awards, based on CEC common stock (NASDAQ symbol “CZR”), including time-based and performance-based stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”), market-based stock units (“MSUs”), restricted stock awards, stock grants, or a combination of awards. Forfeitures are recognized in the period in which they occur.

Composition of Stock-Based Compensation Expense

	Three Months Ended March 31,
(In millions)	2020	2019
Corporate expense	$6	$16
Property, general, administrative, and other	4	5

Total stock-based compensation expense	$10	$21

Outstanding at End of Period

	March 31, 2020		December 31, 2019
	Quantity	Wtd-Avg (1)	Quantity	Wtd-Avg (1)
Stock options (2)	1,730,807	$8.74	2,147,750	$14.67
Restricted stock units (3)	6,973,066	11.09	8,332,150	10.77
Performance stock units (4)	1,176,989	6.76	1,453,663	13.60
Market-based stock units (5)	410,078	12.63	434,921	12.63

(1)

Represents weighted-average exercise price for stock options, weighted-average grant date fair value for RSUs, the price of CEC common stock as of the balance sheet date until a grant date is achieved for PSUs and the fair value of the MSUs determined using the Monte-Carlo simulation model.

(2)	During the three months ended March 31, 2020, there were no grants of stock options and 139 thousand stock options were exercised.
(3)	During the three months ended March 31, 2020, there were no grants of RSUs and 1.3 million RSUs vested under the 2017 Performance Incentive Plan (“PIP”).
(4)	During the three months ended March 31, 2020, there were no grants of PSUs and 258 thousand PSUs vested under the 2017 PIP.
(5)	During the three months ended March 31, 2020, there were no grants of MSUs and 22 thousand MSUs vested under the 2017 PIP.

Note 13 — Income Taxes

Income Tax Allocation

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Income/(loss) before income taxes	$242	$(247)
Income tax benefit/(provision)	$(54)	$29
Effective tax rate	22.3%	11.7%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

We classify reserves for tax uncertainties within Deferred credits and other liabilities on the Balance Sheets separate from any related income tax payable, which is reported within Accrued expenses and other current liabilities, or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. We have provided a valuation allowance on certain federal, state, and foreign deferred tax assets that were not deemed realizable based upon estimates of future taxable income.

The income tax provision for the three months ended March 31, 2020 differed from the expected income tax provision based on the federal tax rate of 21% primarily due to nondeductible expenses and state deferred taxes. The income tax benefit for the three months ended March 31, 2019 differed from the expected income tax benefit based on the federal tax rate of 21% primarily due to losses from continuing operations not tax benefitted, nondeductible expenses, and state deferred tax expense from the election to treat one of CEOC LLC’s subsidiaries as a corporation for federal and state income tax purposes, which was effective January 1, 2019.

On March 27, 2020, the CARES Act was enacted and signed into U.S. law to, among other things, provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 public health emergency. The CARES Act did not have a material income tax effect on the Company’s consolidated balance sheet or statements of operations as of and for the three months ended March 31, 2020. The CARES Act did include a technical correction that assigned a 15-year recovery period to qualified improvement property. This technical correction resulted in the reduction of prior years’ unrecognized tax benefits of $54 million which had no effect on income tax expense, accrual for unrecognized tax benefits or net deferred tax liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.

Note 14 — Related Party Transactions

	Three Months Ended March 31,
(In millions)	2020	2019
Transactions with Horseshoe Baltimore
Management fees	$2	$2
Allocated expenses	2	1

Transactions with Horseshoe Baltimore

As of March 31, 2020, our investment in Horseshoe Baltimore was 44.3% and was held as an equity method investment and considered to be a related party. These related party transactions include items such as casino management fees, reimbursement of various costs incurred by CEOC LLC on behalf of Horseshoe Baltimore, and the allocation of other general corporate expenses. A summary of the transactions with Horseshoe Baltimore is provided in the table above.

Due from/to Affiliates

Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among Caesars’ consolidated entities.

As of March 31, 2020 and December 31, 2019, Due from affiliates, net was $54 million and $41 million, respectively, and represented transactions with Horseshoe Baltimore.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 15 — Segment Reporting

We view each property as an operating segment and aggregate such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how we manage the business.

The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. Net revenues are presented disaggregated by category for contract revenues separate from other revenues by segment.

“All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.

Condensed Statements of Operations - By Segment

	Three Months Ended March 31, 2020
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Casino	$249	$655	$54	$—	$958
Food and beverage (1)	210	115	5	—	330
Rooms (1)	250	66	1	—	317
Management fees	—	—	9	—	9
Reimbursed management costs	—	1	50	—	51
Entertainment and other	88	34	12	—	134

Total contract revenues	797	871	131	—	1,799
Real estate leases (2)	25	3	—	—	28
Other revenues	—	—	1	—	1

Net revenues	$822	$874	$132	$—	$1,828

Depreciation and amortization	$120	$115	$21	$—	$256
Income/(loss) from operations	86	(72)	(80)	—	(66)
Interest expense	(82)	(144)	(107)	—	(333)
Other income/(loss) (3)	(2)	3	640	—	641
Income tax provision (4)	—	—	(54)	—	(54)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Casino	$274	$744	$65	$—	$1,083
Food and beverage (1)	255	137	6	—	398
Rooms (1)	299	86	1	—	386
Management fees	—	—	15	—	15
Reimbursed management costs	—	1	51	—	52
Entertainment and other	94	40	11	—	145

Total contract revenues	922	1,008	149	—	2,079
Real estate leases (2)	33	2	—	—	35
Other revenues	—	—	1	—	1

Net revenues	$955	$1,010	$150	$—	$2,115

Depreciation and amortization	$128	$103	$16	$—	$247
Income/(loss) from operations	226	116	(102)	—	240
Interest expense	(83)	(143)	(123)	—	(349)
Other loss (3)	—	—	(138)	—	(138)
Income tax benefit (4)	—	—	29	—	29

(1)	A portion of these balances relate to lease revenues generated from the lease components of lodging arrangements and conventions. See Note 11 for further details.
(2)	Real estate leases revenue includes $9 million and $14 million of variable rental income for the three months ended March 31, 2020 and 2019, respectively.
(3)

Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(4)	Taxes are recorded at the consolidated level and not estimated or recorded to our Las Vegas and Other U.S. segments.

Adjusted EBITDA - By Segment

Adjusted EBITDA is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that we do not consider indicative of its ongoing operating performance at an operating property level. Included in Adjusted EBITDA is property rent expense of $3 million for the three months ended March 31, 2020, related to certain land parcels leased from VICI.

In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2020
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Net income/(loss) attributable to Caesars (1)	$2	$(212)	$399	$—	$189
Net loss attributable to noncontrolling interests	—	(1)	—	—	(1)
Income tax provision (2)	—	—	54	—	54
Other (income)/loss (3)	2	(3)	(640)	—	(641)
Interest expense	82	144	107	—	333
Depreciation and amortization	120	115	21	—	256
Impairment of tangible and other intangible assets	—	65	—	—	65
Other operating costs (4)	8	3	10	—	21
Stock-based compensation expense	2	2	6	—	10
Other items (5)	1	2	10	—	13

Adjusted EBITDA	$217	$115	$(33)	$—	$299

	Three Months Ended March 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Net income/(loss) attributable to Caesars	$143	$(26)	$(334)	$—	$(217)
Net loss attributable to noncontrolling interests	—	(1)	—	—	(1)
Income tax benefit (2)	—	—	(29)	—	(29)
Other loss (3)	—	—	138	—	138
Interest expense	83	143	123	—	349
Depreciation and amortization	128	103	16	—	247
Other operating costs (4)	3	12	14	—	29
Stock-based compensation expense	2	2	17	—	21
Other items (5)	1	—	24	—	25

Adjusted EBITDA	$360	$233	$(31)	$—	$562

(1)

For the three months ended March 31, 2020, includes $96 million of expense accrued during the quarter related to salaries, paid time off and medical benefit costs associated with employees furloughed, offset by the CARES Act employee retention credit as a result of the COVID-19 public health emergency.

(2)	Taxes are recorded at the consolidated level and not estimated or recorded to our Las Vegas and Other U.S. segments.
(3)

Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(4)

Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), contract termination costs, regulatory settlements, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(5)

Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, and losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency.

Condensed Balance Sheets - By Segment

	March 31, 2020
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Total assets	$12,960	$8,088	$8,063	$(3,131)	$25,980
Total liabilities	5,844	5,770	12,046	(11)	23,649

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	December 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Total assets	$13,138	$8,509	$6,829	$(3,131)	$25,345
Total liabilities	5,896	5,730	11,519	(11)	23,134